Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE

AVNET COMPLETES BOND OFFERING AND AMENDS CASH TENDER OFFERS
FOR ITS OUTSTANDING 6.45% NOTES AND 8.20% NOTES

PHOENIX— (BUSINESS WIRE) — Feb 6, 2003 — Avnet Inc. (NYSE:AVT) announced today that it has completed a bond offering of $475 million 9 3/4% Senior Notes due 2008 netting proceeds of approximately $465 million. The Company will use the net proceeds of the offering to retire the outstanding notes pursuant to the Company’s previously announced tender offers for its outstanding 6.45% Notes due August 15, 2003 and 8.20% Notes due October 17, 2003 or at maturity.

The Company also announced today that due to the increase in the size of the bond offering from an initial $250 million to $475 million, it has amended the previously announced tender offer for its outstanding 8.20% Notes so that it is now an offer to purchase any and all of such notes tendered. In addition, the Company announced that due to the closing of the bond offering, the financing contingency in both tender offers has been satisfied. The complete terms and conditions of the tender offers, which remain unchanged except as described above, are set forth in the Offers to Purchase dated January 27, 2003. The Company will purchase any and all validly tendered 6.45% Notes at a price of $1,020.50 per $1,000 principal amount and any and all validly tendered 8.20% Notes at a price of $1,039.00 per $1,000 principal amount plus, in each case, accrued and unpaid interest up to but not including the day of payment for the notes.

The tender offers will expire at 12:00 midnight, New York City time, on Tuesday, February 25, 2003 unless the Company extends them. Copies of the Offers to Purchase and related materials are available by contacting Georgeson Shareholder Communications Inc., the Information Agent, at 866-203-9432. Persons with questions regarding the tender offers should contact Credit Suisse First Boston’s Liability Management Group at either (212) 325-2537 or (800) 820-1653 or Banc of America Securities LLC’s Liability Management Group at either (704) 387-1004 or (866) 475-9886.

This press release is not an offer to purchase nor a solicitation of acceptance of the offer to purchase, which may only be made pursuant to the terms of the Offers to Purchase and related Letters of Transmittal.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements.

Upcoming Events

Avnet will present at the following investor conferences in February: CSFB Fixed Income Conference, February 11, 2003, 1:35 p.m. Eastern Time; and the Goldman Sachs Technology Investment Symposium, February 24, 2003, 12:30 p.m. Eastern Time. Also look for Avnet’s presentations in March at: The Morgan Stanley Semi and Systems Conference, March 4, 2003, time to be determined, and The Raymond James 24th Annual Institutional Investors Conference, also March 4, 2003, 8:05 a.m. Eastern Time. For a listing of conference details and how to access each available Web cast, along with additional upcoming events and other information, please visit Avnet’s investor relations Web site at www.ir.avnet.com.

Additional Information

Phoenix, Ariz.-based Avnet, Inc. (NYSE:AVT) is the world’s largest distributor of semiconductors, interconnect, passive and electromechanical components, embedded systems and computer products from leading manufacturers. Serving customers in 63 countries, Avnet also delivers services such as inventory management, supply-chain services, bill-of-materials analysis, systems integration and engineering design assistance. A Global Fortune 500 company, Avnet’s revenues for fiscal 2002 (year ended June 28, 2002) were $8.9 billion. Please feel free to visit Avnet’s Investor Relations Web site at www.ir.avnet.com or contact us at investorrelations@avnet.com.

Contact:

John J. Hovis
Vice President and Director, Investor Relations
480-643-7053
investorrelations@avnet.com

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